Exhibit 8.4

November 2, 2020

Resource Real Estate Opportunity REIT II, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103

Re:          Tax Opinion for REIT Status

Ladies and Gentlemen:

We have acted as counsel to Resource Apartment REIT III, Inc., a Maryland corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger (as amended or supplemented through the date hereof, the “ Merger Agreement”), dated as of September 8, 2020, by and among Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation (“REIT II”),  RRE Opportunity OP II, LP, a Delaware limited partnership and the operating partnership of REIT II, Revolution III Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub”), the Company, and Resource Apartment OP III, LP, a Delaware limited partnership and the operating partnership of the Company (“REIT III Operating Partnership”) pursuant to which the Company will merge with and into Merger Sub ( the “Merger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.  This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-249573), which contains the prospectus/proxy statement of  REIT II and the Company filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2020, as amended and supplemented on the date hereof (the “Registration Statement”).

You have requested our opinion on the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion letter, we have examined or are otherwise familiar with the following: (i) originals or copies of the documents, records, and other instruments relating to the organization and operation of the Company, including the Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on April 11, 2016, Articles of Amendment to the Articles of Amendment and Restatement filed with the SDAT on June 28, 2017, Articles Supplementary filed with the SDAT on June 28, 2017, and the bylaws of the Company, effective September 9, 2015, (ii) originals or copies of the documents, records, and other instruments relating to the

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Resource Real Estate Opportunity REIT II, Inc.
November 2, 2020

organization and operation of the REIT III Operating Partnership, including the Certificate of Limited Partnership of the REIT III Operating Partnership filed with the Delaware Secretary of State on July 16, 2015, the Amendment to the Certificate of Limited Partnership of the REIT III Operating Partnership filed with the Delaware Secretary of State on August 31, 2015, and the Agreement of Limited Partnership of the REIT III Operating Partnership, dated as of April 28, 2016, (iii) the officer’s certificate delivered to us by the Company and the REIT III Operating Partnership as of the date hereof pertaining to certain matters relating to the method and manner in which the Company and the REIT III Operating Partnership have operated and intend to operate and its income and assets and anticipated income and assets for the periods in question (the “Officer’s Certificate”), (iv) the Merger Agreement, and (v) such other documents as we deemed necessary or appropriate (items (i) through (v) collectively, the “Documents”).

The opinion set forth in this letter is based on the relevant provisions of the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (including temporary regulations) (the “Regulations”), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history.  These provisions and interpretations are subject to different interpretations and may change at any time, which may or may not be retroactive in effect, and which could adversely affect our opinion.  Neither the U.S. Department of the Treasury nor the Internal Revenue Service (the “IRS”) has issued Regulations or administrative interpretations with respect to many of the provisions of the Code relating to qualification as a REIT under the Code.  An opinion of counsel with respect to such issues is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In connection with the opinion rendered below, we have assumed that:

1.          Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in any material respects;

2.          All representations and statements set forth in the Documents are true, correct and complete and will remain true, correct and complete in all material respects;

3.          All representations and statements set forth in the Officer’s Certificate made “to the knowledge of” or “in the belief of” any person or similarly qualified, or subject to materiality qualifiers, are and will be true, complete and correct as if made without such qualification;

4.          All obligations imposed by any of the Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

Resource Real Estate Opportunity REIT II, Inc.
November 2, 2020

5.          The Company and the REIT III Operating Partnership at all times will be operated in accordance with the terms of the Documents; and no condition described therein (and no transaction entered into by the Company or the REIT III Operating Partnership (the consummation of which implicates any condition described therein)) affecting this opinion will be waived by any party;

6.          The Company and the REIT III Operating Partneship at all times will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate;

7.          Neither the Company nor any of its subsidiaries will make any amendments to its or their organizational documents or the other documents reviewed in connection with this opinion letter after the date hereof that would affect the Company’s qualification as a REIT for any taxable year in which the Company intended (or intends) to so qualify; and

8.          No action will be taken, and no required action will be omitted to be taken, by the Company or any of its subsidiaries after the date hereof (including a revocation or intentional termination of the Company’s election to be treated as a REIT for any tax year of the Company in which the Company elects to be qualified as a REIT or a failure to meet the distribution requirements under Section 857(a) of the Code) that would have the effect of altering the facts and assumptions upon which the opinion set forth below is based in a manner that affects this opinion.

The opinion set forth in this letter also is premised on various factual representations, warranties and other matters contained in the Officer’s Certificate addressing matters that are germane to the determination that the Company and its subsidiaries have been and will be owned and operated in such a manner that the Company has satisfied and will continue to satisfy through the REIT Merger Effective Time the requirements for qualification as a REIT under the Code, as well as other factual matters addressed in this opinion letter. We have relied, with the consent of the Company and the REIT III Operating Partnership, on the facts presented to us in the Officer’s Certificate.

It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.  Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.  Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned.  Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Resource Real Estate Opportunity REIT II, Inc.
November 2, 2020

Based upon the foregoing and subject to the assumptions, qualifications, and limitations contained in this letter, we are of the opinion that, commencing with the Company’s taxable year ended December 31, 2017 (the “First REIT Year”), the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s ownership, organization and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT through the REIT Merger Effective Time.

The opinion expressed herein relates to the satisfaction of the REIT qualification requirements only for the First REIT Year through the REIT Merger Effective Time.  No opinion is expressed regarding the Company’s qualification as a REIT for any other taxable year.  We note that the REIT qualification requirements (including those relating to a REIT’s gross income, assets, and distributions) are normally tested at the end of, or for, a calendar quarter or calendar year.  Accordingly, we assume for purposes of this opinion that the Company will not take or omit to take any action if such action or omission, as the case may be, would cause any of the representations in the Officer’s Certificate to be untrue or is otherwise inconsistent with the qualification of the Company for taxation as a REIT, in each case with respect to the Company’s taxable year ending at the REIT Merger Effective Time or any prior year.

Our opinion is based solely on the Documents that we have examined and the factual representations and warranties that have been made to us, and cannot be relied upon if any of the representations, warranties and other facts contained in the Documents are, or later become, inaccurate or if any of the factual representations or warranties made to us in the Officer’s Certificate are, or later become, inaccurate.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the factual representations referred to in this letter or the Officer’s Certificate.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we undertake no obligation to update the opinion expressed herein after the date of this letter.

This opinion letter has been prepared for you solely in connection with the filing of the Registration Statement relating to the Merger, and may not be relied upon by you for any other purpose, or distributed, furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion, provided that this opinion may be relied upon by persons entitled to do so pursuant to applicable provisions of federal securities law.

Resource Real Estate Opportunity REIT II, Inc.
November 2, 2020

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Miles & Stockbridge P.C. in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

Miles & Stockbridge P.C.
By:	/s/ Jeffrey A. Markowitz
Principal